 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.5 to the Registration Statement on Form N-1A of ARK ETF Trust and to the use of our report dated October 23, 2015 on the financial statements and financial highlights of the ARK Genomic Revolution ETF Fund, ARK Industrial Innovation ETF Fund, ARK Innovation ETF Fund, and ARK Web xO ETF Fund, each a series of ARK ETF Trust. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 29, 2015